AMENDED SCHEDULE A
DATED NOVEMBER 19, 2007
TO
EXPENSE LIMITATION AGREEMENT
BETWEEN
OLD MUTUAL FUNDS II
AND
OLD MUTUAL CAPITAL, INC.
DATED JUNE 4, 2007

Schedule A to the Expense Limitation Agreement, dated June 4, 2007, between Old Mutual Funds II and Old Mutual Capital, Inc. is hereby amended, as set forth below, to add Class R and Class Z shares of the Old Mutual TS&W Mid-Cap Value Fund to the Agreement.

	Class Expense Limit	Fund Expense Limit	Total Expense Limit

Old Mutual TS&W Mid-Cap Value Fund – Class A Shares	0.40%	1.00%	1.40%
Old Mutual TS&W Mid-Cap Value Fund – Class C Shares	1.15%	1.00%	2.15%
Old Mutual TS&W Mid-Cap Value Fund – Institutional Class Shares	0.00%	1.00%	1.00%
Old Mutual TS&W Mid-Cap Value Fund – Class R Shares	0.65%	1.00%	1.65%
Old Mutual TS&W Mid-Cap Value Fund – Class Z Shares	0.12%	1.00%	1.12%

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

OLD MUTUAL FUNDS II
On behalf of the Old Mutual TS&W Mid-Cap Value Fund

By:	/s/ Robert T. Kelly
Name:	Robert T. Kelly
Title:	Treasurer

OLD MUTUAL CAPITAL, INC.

By:	/s/ Mark E. Black
Name:	Mark E. Black
Title:	Chief Financial Officer